Prospectus Supplement No. 3                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2000)                    Registration No. 333-35412

                              Prospectus Supplement
                               Dated June 15, 2000

This prospectus relates to the resale by the holders of our:

    - $450,000,000 principal amount of 5.0% convertible notes due 2010, and

    - the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 19, 2000. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 33 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                              Number of Shares                      Percentage of
                                                       Principal Amount      of Class A Common        Number of        Class A
                                                      at Maturity of 5.0%     Stock Issuable       Shares of Class   Common Stock
                                                      Notes Beneficially    Upon Conversion of      A Common Stock  Outstanding as
                                                        Owned That May      the 5.0% Notes That      Beneficially    of June 12,
                Selling Securityholders                     be Sold             May be Sold             Owned**         2000***
               -------------------------              -------------------   -------------------    ---------------  --------------
ABN AMRO Incorporated                                        $1,000,000              19,417                --               *
Deutsche Bank Securities Inc. (1)                           $16,548,000             321,320                --               *
Forest Alternative Strategies Fund II LP A5M                    $85,000               1,650                --               *
Forest Fulcrum Fund LP                                         $685,000              13,300                --               *
Forest Global Convertible Fund A5                            $3,890,000              75,533                --               *
GLG Market Neutral Fund                                              $0                   0                --               *
Jeffries & Company                                                   $0                   0                --               *
KBC Financial Products                                       $1,400,000              27,184                --               *
LLT LTD                                                        $255,000               4,951                --               *
OCM Convertible Trust                                        $4,165,000              80,873                --               *
Salomon Smith Barney Inc. (1)                                  $250,000               4,854                --               *
Sylvan IMA Ltd. c/o Forest Investment Management LLC           $685,000              13,300                --               *
                                                          =============         ===========            ========        =========
TOTAL                                                       $28,963,000            $562,382                --               *


*   Less than 1%.
**  In addition to the shares issuable upon conversion of the notes.
*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of June 12, 2000.

(1) Entity shown in the table, or an affiliate of the entity, was one of the initial purchasers of these notes and/or other notes of the Company that were sold in a private placement. The initial purchasers acquired such notes at a discount. In addition, some of these entities or their affiliates have participated in other offerings of securities by the Company and/or have performed other banking services for which they have received fees.